Registration No. 333-85886 Rule 424(b)(3)
Pricing Supplement		Pricing Supplement Number 46(d) Dated Monday, May 19, 2003
CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Interest Rate Basis	Index Maturity	Spread to Interest Rate Basis	Maturity Date	Interest Reset Dates

44181ETZ1	$1,161,000.00	1.000%	$1,149,390.00	Floating	Treasury Rate	3 Months	60.00	05/15/2008	08/15/2003 and Quarterly on the 15th thereafter
Maximum Interest Amount	Initial Interest Rate	Interest Payment Dates	Coupon Frequency	Day Count Basis	Survivors Option	Product Ranking	Moodys Rating	S & P Rating

N/A	To be determined on settlement date	08/15/2003	Quarterly	Actual/ Actual	Yes	Senior Unsecured Notes	A2	A

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital LLC.
Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS PaineWebber Inc.

In the event that the result of the 3 month Treasury Bill auction ceases to be published or reported, or that no auction is held in a particular week, then the rate in effect as a result of the last such report will remain in effect until such time, as the results of the actions of 3 month Treasury Bills will again be published.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
Recent Developments: Reference is made to the Company's Form 8-K Current Report dated March 28, 2003 for information regarding the acquisition of Household International, Inc., the Company's parent, by HSBC Holdings plc.

Household Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Monday, May 19, 2003 @12:00 PM ET
Settlement Date: Thursday, May 22, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
All Trade Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0262 via BNY Clearing Services, LLC
InterNotes(SM) is the service mark of Incapital LLC.
All rights reserved.

Household Finance Corporation $10,000,000,000 HFC InterNotes Prospectus Dated 30-April-03 Page 1 of 1